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                                                        EXHIBIT 2(a)

                              ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement entered into as of September 3, 1998, by and between Pico Products, Inc., a New York corporation (the "Seller"), and Thomas & Betts Corporation, a Tennessee corporation (the "Buyer"). The Buyer and the Seller are referred to collectively herein as the "Parties".

     The Seller wishes to sell or otherwise dispose of the Business, and the Buyer wishes to acquire the Business.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   DEFINITIONS.

          "Accounting Firm" has the meaning set forth in Section 2(f) below.

          "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller that are both utilized in the Business and identified on EXHIBIT A, PROVIDED, HOWEVER, that the Acquired Assets shall not include any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

          "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorney's fees and court costs.

          "Basis" means any past or present fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the foundation for any specified consequence.

          "Business" means the Seller's business of manufacturing traps and filters.

          "Buyer" has the meaning set forth in the preface above.

          "Closing" has the meaning set forth in Section 2(d) below.

          "Closing Date" has the meaning set forth in Section 2(e) below.

          "Closing Date Balance Sheet Accounts" has the meaning set forth in
Section 2(f) below.

          "Confidential Information" means any information concerning the Business that the Seller has treated as confidential and proprietary.

          "Disclosure Schedule" has the meaning set forth in Section 3 below.

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          "Distributor Inventory" means the finished goods Inventory located at the California, Mexico and St. Kitts facilities, for which Seller on the Closing Date has sales orders or proposed sales orders estimated to be $200,000 in value on the Seller's books on the Closing Date, to be retained by Seller and not sold to Buyer at Closing, to fill orders of Seller's customers during the Transition Period.

          "Exit Event" has the meaning set forth in Section 6(h) below.

          "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuances, continuances-in-part, revisions, extensions, and re-examination thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (except the names "Pico", "Pico Products", "Pico Macom", "Macom" "Pico Perfect Traps (PT)", "True Spec", "Low Noise Drop Amplifier"
(LNDA) and trademarks based on such names), (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

          "Inventory" means all of the raw materials, work-in-process, and finished goods inventory of the Business except the Distributor Inventory.

          "Knowledge" means actual knowledge after reasonable investigation.

          "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "Objection Notice" has the meaning set forth in Section 2(f) below.

          "Party" has the meaning set forth in the preface above.

          "Pro Forma Balance Sheet Accounts" means the Seller's projected selected balance sheet accounts as of March 31, 1998, attached hereto as EXHIBIT B.

          "Purchase Price" has the meaning set forth in Section 2(c) below.

          "Security Agreement" means any mortgage, pledge, security interest, encumbrance, charge, lease, conditional sales agreement, or other lien.

          "Seller" has the meaning set forth in the preface above.

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          "Total Value" means the Seller's Total Value on either the Seller's
Pro Forma Balance Sheet Accounts or the Closing Date Balance Sheet Accounts, less accounts receivable.

          "Transition Period" means the period of time post-Closing during which the Buyer, with assistance of Seller, will install a manufacturing line in a Mexico facility to manufacture traps and filters.

     2.   BASIC TRANSACTION.

          (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 2.

          (b) NO ASSUMPTION OF LIABILITIES. Except with respect to the contracts identified on EXHIBIT A, the Buyer will not assume or have any responsibility with respect to any obligation or liability of the Seller. The Buyer will assume the on-going obligations, which arise or will be incurred as of or after the Closing Date, of the contracts identified on EXHIBIT A.

          (c) PURCHASE PRICE. The Buyer agrees to pay to the Seller at the Closing $5.2 million in cash (the "Purchase Price").

          (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer's counsel in Chicago, Illinois, commencing at 9:00 a.m. local time on the second business day after the satisfaction or waiver of all conditions to the obligations to the Parties to consummate the transactions contemplated hereby, or such other date as the Parties may mutually determine (the "Closing Date"), but not later than September 4, 1998.

          (e) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Seller will execute and deliver to the Buyer assignments in the forms attached hereto as EXHIBIT C, and such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will deliver to the Seller the consideration specified in Section 2(d) above, and (v) the Seller will deliver to Buyer's General Counsel the customer information identified at Section 6(h).

          (f) CLOSING PURCHASE PRICE ADJUSTMENT. An adjustment to the Purchase Price will be calculated and paid in accordance with the following provisions:

               (i) Subsequent to the Closing Date, Seller shall prepare a balance sheet as of the Closing Date in a manner consistent with Seller's past practices from which the Seller shall derive a Closing Date Balance Sheet Accounts (the "Closing Date Balance Sheet Accounts") utilizing the same accounts, methods and practices as Seller used to prepare the Pro Forma Balance Sheet Accounts; provided however, the Closing Date Balance Sheet Account for Inventory (excluding Distributor Inventory) shall not exceed $5 million. Representatives of the Buyer may be present at the Seller's facilities when the Seller physically counts the Closing Date Inventory.

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               (ii)  The Seller shall submit the Closing Date Balance Sheet
Accounts to the Buyer within fifteen (15) days after the Closing Date. The Buyer shall then have up to fifteen (15) days after the receipt of the Seller's proposed Closing Date Balance Sheet Accounts to review with its certified public accountants, and each Party shall be given access to the other's workpapers and the other's accountants' workpapers for such purpose. Unless the Buyer objects in writing to the proposed Closing Date Balance Sheet Accounts within fifteen
(15) days after its receipt of the Seller's proposed Closing Date Balance Sheet Accounts, the revised Total Value on the Closing Date shall be determined based upon the Closing Date Balance Sheet Accounts of Acquired Assets submitted by the Seller to the Buyer.

              (iii) If the Buyer agrees with the proposed Closing Date Balance Sheet Accounts prepared by the Seller, then the Parties shall approve the Closing Date Balance Sheet Accounts and proceed to make any payment required pursuant to Section 2(f)(v) below. If the Buyer disagrees with the proposed Closing Date Balance Sheet Accounts prepared by the Seller, then the Buyer may deliver written notice ("Objection Notice") to the Seller objecting to the proposed Closing Date Balance Sheet Accounts. Such Objection Notice shall (i) be delivered within fifteen (15) days after the Buyer receives the proposed Closing Date Balance Sheet Accounts, (ii) identify those items in the proposed Closing Date Balance Sheet Accounts to which the Buyer objects, and (iii) state in reasonable detail the reasons for such objection. Any items contained in the proposed Closing Date Balance Sheet Accounts to which the Buyer does not set forth an objection in such Objection Notice shall be deemed accepted by the Buyer.

               (iv) During the ten (10) day period following delivery of the Objection Notice, each Party will deliver to the other Party any supporting documentation reasonably requested and necessary to verify the categories on the proposed Closing Date Balance Sheet Accounts and calculate the Total Value on the Closing Date Balance Sheet Accounts, and cooperate fully and in good faith to resolve any disputes they may have with respect to the proposed Closing Date Balance Sheet Accounts. If the Parties cannot agree on the proposed Closing Date Balance Sheet Accounts within such period, any such dispute will be resolved within thirty (30) days of submission by a Party of a request for binding arbitration by an independent accounting firm selected by the Parties (the "Accounting Firm"). The Accounting Firm will calculate only those portions of the proposed Closing Date Balance Sheet Accounts that have not been agreed upon by the Parties and its calculation will be based solely on the books, records and other information relevant to the resolution of such disputes and available as of the Closing Date, which information shall be submitted or made available to the Accounting Firm by the Seller or the Buyer. Any fees or expenses payable to the Accounting Firm will be shared as shall be determined by such Accounting Firm, taking into account the relative merits of the Parties' respective adjustment proposals.

                (v) Upon the final determination of the Closing Date Balance Sheet Accounts and related Total Value, whether such determination is made by agreement of the Parties or by the Accounting Firm, in accordance with the foregoing, the Parties will proceed to calculate the Purchase Price adjustment as follows:

                     (A) If the Total Value on the Closing Date Balance Sheet Accounts is less than $4,490,560 then within five (5) days after such final determination, the Seller will deliver to the Buyer the difference on a dollar for dollar basis.

                     (B) If the Total Value on the Closing Date Balance Sheet Accounts is more than $4,490,560 then within five (5) days after such final determination, the Buyer will deliver to the Seller the excess on a dollar for dollar basis.

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               (vi)  Within fourteen (14) days after the end of the Transition
Period, the Parties will jointly determine the value of the Inventory including the Distributor Inventory as of the Closing Date, the value of the Inventory remaining to be transferred to Buyer's designated Mexico facility at the end of the Transition Period, and the amount, if any, of monies owed by the Seller to the Buyer, or by the Buyer to the Seller, pursuant to Section 6(g).

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule").

          (a) ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          (b) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangements to which the Seller is a party or by which it is bound or to which any of its assets is subject. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

          (d) TANGIBLE ASSETS. The Seller has good and marketable title to all tangible assets identified as Acquired Assets on EXHIBIT A, and the tangible assets identified on EXHIBIT A as Acquired Assets are all the assets necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. All of the tangible assets identified as Acquired Assets on EXHIBIT A are free of any Security Interest and are not subject to any lease, security agreement, conditional sales agreement, or other title retention or security arrangement. Each such tangible asset that is equipment or tooling is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. All of such tangible assets are located either at the Seller's facilities in St. Kitts and Lakeview, California, or at the Seller's vendor's facility in Tijuana, Mexico.

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          (e)  INTELLECTUAL PROPERTY.

                (i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller in the Business immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all action Seller deems advisable to protect each item of Intellectual Property that it owns or uses in the Business.

               (ii) With respect to the Business, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the officers and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. With respect to the Business, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

              (iii) Section 3(e) of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to any of its Intellectual Property used in the Business, identifies each pending patent application or application for registration which the Seller had made with respect to any of its Intellectual Property used in the Business, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property used in the Business (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Seller owns and uses in the Business:

                     (A) the Seller possesses all right, title, and interest in and to the item;

                     (B) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                     (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the items; and

                     (D) the Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (iv) Section 3(e) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Seller uses in the Business pursuant to license, sublicense, agreement, or permission. The Seller has supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of Intellectual Property used in the Business:

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                     (A)  the license, sublicense, agreement, or permission
          covering the item is legal, valid, binding, enforceable, and in full force and effect;

                     (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect;

                     (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                     (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                     (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                     (F) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                     (G) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                     (H) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (f) INVENTORY. The Inventory and the Distributor Inventory of the Business at St. Kitts, Lakeview Terrace, California or a vendor facility or otherwise consists of raw materials and supplies, manufactured and purchased parts, work-in-process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective.

          (g)  CONTRACTS.

                (i) With respect to the Business, Section 3(g) of the Disclosure Schedule lists any written arrangement (or group of related written arrangements) to which the Seller is a party for the purchase of raw materials, commodities, supplies, products, which either calls for performance over a period of more than one year or involves more than the sum of $1,000.

               (ii) The Seller has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 3(g) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement.

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              (iii)  The Seller has disclosed to Buyer prior to Closing any verbal contract, agreement, or other arrangement, which, if reduced to written form, would be required to be listed in Section 3(g) of the Disclosure Schedule under terms of this Section 3(g).

               (iv) No purchase order or commitment of the Seller identified pursuant to Section 3(g)(i) is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. With respect to the Business, no supplier of the Seller has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to the Seller.

          (h) LITIGATION. Section 3(h) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party to, or is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3(h) of the Disclosure Schedule could result in any adverse change in the Acquired Assets, Business, or future prospects of the Business. The Seller has no reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller with respect to the Business.

          (i)  PRODUCT LIABILITY; PRODUCT SAFETY.

                (i) With respect to the Business, the Seller has no Liability (and there is no Basis of any present of future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

               (ii) With respect to the Business, the Seller has not been required to file any notification or other report with or to provide information to any product safety agency, commission, board or other governmental authority of any jurisdiction concerning actual or potential hazards with respect to any product manufactured or sold by the Seller. Each product manufactured, distributed or sold by the Seller with respect to the Business complies in all material respects of all product safety standards or each applicable product safety agency, commission, board or other governmental authority. The Seller has not made any misrepresentation or furnished any information containing any material omission to any products safety testing laboratory or a similar organization. The Seller has not failed to obtain approval of any product, component or process which is used, manufactured or licensed by the Seller in the conduct of the Business which is legally required to be approved by any independent or government-sponsored testing laboratory, industry, trade association or similar body agency or association.

          (j) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (k) DISCLOSURE. None of the representations or warranties of Seller contained herein, none of the information contained in the Disclosure Schedule referred to in this Section 3 and none of the other information or documents furnished to the Buyer pursuant to the terms of this Agreement is or

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will be false or misleading in any material respect, or omits or will omit to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future is likely to affect adversely the Acquired Assets or the Business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule.

          (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

          (d) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which the Seller could become liable or obligated.


     5.   CONDITIONS TO OBLIGATION TO CLOSE.

          (a) FOR THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

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               (iii) no action, suit, or proceeding shall be pending or
threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

               (iv) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
Section 5(a)(i)-(iii) is satisfied in all respects;

               (v) the Seller shall have executed and delivered the Supply and Distribution Agreement set forth at EXHIBIT D;

               (vi) the Seller's secured lenders and preferred shareholders shall have delivered letters evidencing approval of this transaction and commitments to release liens, in a form acceptable to Buyer;

               (vii) the Seller's counsel shall have executed and delivered an opinion in a form satisfactory to Buyer;

               (viii) Seller shall have delivered its irrevocable purchase order for all of Inventory (except the Distributor Inventory) as finished goods, to be shipped on a when-needed basis, as set forth on EXHIBIT E;

               (ix) the Buyer's Board of Directors shall have approved the transaction contemplated hereby; and

               (x) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

          (b) FOR THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

               (iv) the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
Section 5(b)(i)-(ii) is satisfied in all respects;

               (v) the Buyer shall have executed and delivered the Supply and Distribution Agreement set forth at EXHIBIT D;

               (vi) the Buyer's counsel shall have executed and delivered an opinion in a form satisfactory to Seller;

               (vii) the Seller's Board of Directors shall have approved the transactions contemplated hereby; and

               (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

     6.   POST-CLOSING AGREEMENTS.

          (a) GENERAL. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party.

          (b) LITIGATION SUPPORT. In the event and for so long as any Party is actively contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (not involving claims by the Parties against each other) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

          (c) TRANSITION. The Seller will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing.

          (d) CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except as required by this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with these provisions. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

          (e) COVENANT NOT TO COMPETE. For a period of five years from and after the Closing Date (except as required by Buyer during the Transition Period), the Seller will not engage directly or indirectly in the Business; provided, however, that ownership of less than 1% of the outstanding stock of any publicly traded corporation shall not be deemed to engage solely by reason thereof in any of the Business. The Seller agrees that for a period of five (5) years after the Closing Date, the Seller will not, whether alone or in conjunction with any other Person, directly or indirectly:

               (i) except as required by Buyer during the Transition Period, own, manage, operate, provide financing to, or join, control or participate in the ownership, management, operation or control of or provision of financing to, any business wherever located (whether in corporate, proprietorship or partnership from or otherwise), if such business is competitive with the Business as presently conducted;

               (ii) do or say anything which is harmful to the reputation of the Business or the Buyer, or which may lead any Person to cease to deal with the Buyer on substantially equivalent terms to those previously offered to the Seller, or at all; or

               (iii) except as required by Buyer during the Transition Period, seek to contract with or engage (in such a way as to adversely affect the Business as operated on the date of this Agreement) any Person who or which is a party to an agreement with or has otherwise been engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Business at any time during the period twelve (12) months prior to the date of this Agreement.

          (f)  SELLER'S EMPLOYEES.

               (i) The Parties acknowledge that the Buyer may, but is not obligated to offer, employment to any of Seller's employees after the Transition Period. Under no circumstances shall Seller's employees become, or be deemed to be, Buyer's employees, and Seller's employees shall not under any circumstances be entitled to any severance or other benefits provided by Buyer to its employees, unless Buyer makes an offer of employment to Seller's employee, which is accepted by such employee.

               (ii) Notwithstanding Section 6(f)(i), the Parties agree that Buyer may only offer employment to those Seller employees identified on
SCHEDULE 6(f) and that Buyer will advise Seller of its intention prior to making an employment offer to the employees identified on SCHEDULE 6(f).

          (g)  ACTIVITIES DURING TRANSITION PERIOD.

               (i) During the Transition Period, Seller will make available (at Seller's expense) to Buyer the services and expertise of certain of its employees designated by Buyer (including but not limited to those persons identified on SCHEDULE 6(g)) to assist Buyer in the acquisition and installation of manufacturing equipment in Buyer's designated Mexico facility to manufacture traps and filters. If any of such employees is no longer employed by the Seller, Seller may, in consultation with Buyer, designate substitute employees. Buyer will reimburse Seller for its employees' travel expenses.

               (ii) During the Transition Period, Seller will warehouse the Inventory without charge. During the Transition Period, Seller will purchase from Buyer such finished goods Inventory to meet its customers needs. Buyer will have access to the records regarding the quantities and product types of sales of Seller during the Transition Period. Buyer will invoice Seller for the purchase price of such Inventory pursuant to the terms of the Supply and Distribution Agreement.

               (iii) Notwithstanding the provisions of Section 6(e) hereof, but at Buyer's direction, Seller may during the Transition Period use raw material and work-in-process Inventory owned by Buyer and warehoused by Seller to manufacture finished goods Inventory in order for Buyer to have sufficient finished goods Inventory to sell to Seller for its resale to its customers pursuant to Section 6(g)(ii) above. If Seller believes in good faith that it will need finished goods Inventory in excess of the Distributor Inventory before the Transition Period expires, the Seller will give five days notice to Buyer of the quantity and product type, and with Buyer's written approval (or absent written notice from Buyer objecting to such action), Seller may, after said five days notice, cause its employees to produce finished goods Inventory for the account of Buyer in such quantities and types from the Buyer's raw material and work-in-process. Upon its completion, Seller will invoice the Buyer for its costs of labor and overhead.

               (iv) If during the Transition Period, Seller believes that additional raw materials should be purchased, Seller will so advise Buyer, and Buyer will acquire such raw material in quantities and types of Inventory as the Parties agree.

               (v) When the Buyer determines that the facility in Mexico can manufacture traps and filters in a commercially acceptable manner, the Transition Period will expire. The Parties will make arrangements to ship the Inventory (excluding the Distributor Inventory) from all locations and the equipment from the Seller's St. Kitts facility to Buyer's designated Mexico facility at Buyer's expense.

               (vi) The Parties agree that the Transition Period should take no more than twelve (12) weeks from the date of this Agreement.

          (h)  FUTURE EXIT FROM DISTRIBUTION BUSINESS.

               (i) In order to secure Buyer's investment in the Acquired Assets, Seller will transfer at Closing to the General Counsel of the Buyer certain information related to the distribution of traps and/or filters, including but not limited to customer lists and requirements, on a confidential basis. Subject to this Section 6(h), Seller authorizes Buyer to use, and Seller hereby grants Buyer the royalty-free license to use, Seller's proprietary information contained on that disk to sell traps and filters to Seller's customers, if an Exit Event occurs during the twenty-four months after the Closing. For the purposes of this Agreement, an "Exit Event" shall mean when Seller, voluntarily or involuntarily, ceases to be engaged in the business of distributing traps and/or filters, or when, voluntarily or involuntarily, Seller becomes or Seller's assets become the subject of any bankruptcy proceeding or any other creditors protection arrangement or proceeding.

               (ii) If at any time within twenty-four months after the Closing, an Exit Event occurs, then for three (3) years from the date of the Exit Event, Seller and its successors, will not, directly or indirectly, seek to procure orders from, or do business with, any Person who or which has been a customer of the trap and filter distribution business at any time during the twelve (12) months prior to the date of the Exit Event, with respect to products and services similar to those then offered by the trap and filter distribution business.

               (iii) Notwithstanding the language of Section 6(h)(i) to the contrary, if during the twenty-four months after the Closing, Seller receives an offer to buy its business of distributing trap and filters, either as a separate transaction or as part of a larger transaction, and Seller wishes to accept that offer, Seller will give Buyer written notice of the offer, indicating its price, terms, conditions and timing. Buyer will have thirty
(30) days after receipt of such notice to advise Seller that Buyer wishes to acquire the distribution business on the same terms and conditions. If Buyer fails to give such notice within the thirty (30) day period, or if Buyer advises Seller that it wishes to buy the business but fails to do so on the same terms and conditions, then: (x) Seller may sell its business of distributing traps and filters to the third party on the same terms and conditions as described in the written notice to Buyer; (y) Buyer will return to the Seller the proprietary information described in Section 6(h)(i); and
(z) Seller's covenants pursuant to Section 6(h)(ii) shall terminate, PROVIDED HOWEVER, if, voluntarily or involuntarily, Seller becomes, or Seller's assets become, the subject of any bankruptcy proceeding or other creditors protection arrangement or proceeding, and in connection therewith Seller wishes to sell its trap and filter distribution business, Buyer shall be entitled to use the proprietary information described in Section 6(h)(i) and Seller's covenants of Section 6(h)(ii) shall not terminate.

               (iv) If Seller is engaged in the business of distributing traps and filters on the second anniversary of the Closing, Buyer shall return the disk containing such proprietary information to Seller.

          (i)  USE OF PROCEEDS.    Seller shall use the proceeds of the
Purchase Price received at Closing to satisfy the terms and conditions required by the letters delivered by Seller's secured lenders and preferred shareholders pursuant to Section 5(a)(vi).

     7.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

          (a)  SURVIVAL.

          All of the representations and warranties of the Seller contained in Section 3 of this Agreement (other than the representations and warranties of the Seller contained in Section 3(a), Section 3(b) and Section 3(c)) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter.

All of the representations and warranties of the Buyer, all covenants of the Parties and the representations and warranties of the Seller contained in
Section 3(a), Section 3(b) and Section 3(c) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter.

          (b)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

               (i) In the event the Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and provided that the particular representation, warranty, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against any of the Seller within the applicable survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

               (ii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                     (A)  any liability of the Seller; or

                     (B) any liability of the Buyer arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability).

          (c)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER.

               In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement and in this Agreement, and provided that the particular representation, warranty, or covenant survives the Closing and that the Seller makes a written claim for indemnification against Buyer within the applicable survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

          (d) DETERMINATION OF LOSS. The Parties shall make appropriate adjustments for tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) and for the time cost of money in determining the amount of loss for purposes of this Section 7. All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.

          (e) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant.

     8.   MISCELLANEOUS.

          (a) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

          (b) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

          (c) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interest, or obligations hereunder without prior written approval of the other Party.

          (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (e) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Seller:    Pico Products, Inc.
                          12500 Foothill Boulevard
                          Lakeview Terrace, CA  91342
                          Attn:  Charles G. Emley, Jr.
                          Fax:  818-834-7185

     Copy to:             Saul, Ewing, Remick & Saul, LLP
                          Centre Square West
                          1500 Market Street, 38th Floor
                          Philadelphia, PA  19102-2186
                          Attn:  Spencer W. Franck, Jr.
                          Fax:  215-972-1938

     If to the Buyer:     Thomas & Betts Corporation
                          8155 T&B Boulevard
                          Memphis, TN  38125
                          Attn: Vice President - General Counsel and Secretary
                          Fax:  901-252-1354

     Copy to:             McBride Baker & Coles
                          40th Floor
                          500 W. Madison Street
                          Chicago, Illinois  60661
                          Attn:  Anne Hamblin Schiave
                          Fax:  312-993-9350

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Tennessee.

          (h) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (i) INCORPORATION OF EXHIBITS, ANNEXES AND SCHEDULES. The Exhibits and Schedules are incorporated herein by reference and made a part hereof.

          (j) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 8(k) below), in addition to any other remedy to which they may be entitled, at law or in equity.

          (k) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Memphis, Tennessee, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each Party appoints the Process Agent as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8(f) above. Nothing in this Section 8, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

          (l) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (m) EXPENSES. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          (n) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context required otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

     IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

                                         PICO PRODUCTS, INC.

                                         By:
                                             ------------------------------

                                         Title:
                                                ---------------------------


                                         THOMAS & BETTS CORPORATION

                                         By:
                                             ------------------------------

                                         Title:
                                                ---------------------------

                                 INDEX TO EXHIBITS

The following Exhibits to the Asset Purchase Agreement have been excluded
pursuant to Regulation S-K, Section 229.601.   A description of the item
contained in these exhibits can be found within the body of the Asset Purchase Agreement. The Company agrees to provide a copy of any omitted schedule or exhibit supplementally to the Commission upon request.


Exhibit A                     Acquired Assets


Exhibit B                     Pro Forma Balance Sheet Accounts


Exhibit C                     Assignment and Bill of Sale


Exhibit D                     Supply and Distribution Agreement


Exhibit E                     Irrevocable Purchase Order


Disclosure Schedule